SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 24, 2017 (January 24, 2017)

MICRONET ENERTEC TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	001-35850	27-0016420
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

28 West Grand Avenue, Suite 3, Montvale, New Jersey	07645
(Address of principal executive offices)	(Zip Code)

(201) 225-0190

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On January 24, 2017, Micronet Enertec Technologies, Inc. (the “Company”) and its wholly owned subsidiary Enertec Electronics Ltd. (collectively, the “Borrowers”) entered into amendment no. 1 to the Supplemental Agreement (the “Amendment”) among the Borrowers and YA II PN, Ltd. (“YA II”), a Cayman Island exempt limited partnership and an affiliate of Yorkville Advisors Global, LLC. The original Supplemental Agreement was executed by the Borrowers and YA II on December 22, 2016.

The Amendment clarifies that the remaining $50,000 portion of the commitment fee payable by the Borrowers to YA Global II SPV LLC (as designee of YA II) (i) shall be payable in cash or in freely tradable shares of the Company’s common stock at the Company’s sole discretion (“Commitment Fee Shares”); (ii) that the price per share of any Commitment Fee Shares shall equal the 5 day average closing price of the Company’s common stock prior to the date of payment; and (iii) that no Commitment Fee Shares shall be issued if such issuance would result in the issuance, individually or in the aggregate, of such number of Commitment Fee Shares in excess of 19.99% of the then outstanding common stock of the Company or that would result in YA II, or its affiliates, owning in excess of 4.99% of the then outstanding common stock of the Company.

A copy of the Amendment is attached hereto as Exhibit 10.1 and is incorporated by reference herein.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits

10.1	Amendment No. 1 to Supplemental Agreement, dated January 24, 2017, between Micronet Enertec Technologies, Inc., Enertec Electronics Ltd. and YA II PN, Ltd.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICRONET ENERTEC TECHNOLOGIES, INC.

Dated: January 24 2017	By:	/s/ David Lucatz
Name: David Lucatz
Title: President and Chief Executive Officer

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